EXHIBIT 10.06

SUMMARY OF DIRECTOR COMPENSATION BENEFITS

CASH COMPENSATION

•	Each director shall receive an annual retainer of $37,500.

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Directors who serve on the Compensation or Audit Committees will receive and additional annual retainer of $20,000. Directors who serve on committees other than the Compensation or Audit Committees will receive an additional annual retainer of $10,000.

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Compensation and Audit Committee Chairpersons will receive an additional annual retainer of $10,000. The additional annual retainer for a committee Chairperson other than the Compensation or Audit Committees will be $5,000.

•	The Director who serves as the Lead Independent Director will receive an additional retainer of $10,000 per quarter.

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There will be no meeting fees for director attendance of the five scheduled Board meetings per year. For each Special Meeting of the Board called pursuant to proper notice, in person or by telephone, beyond the five scheduled Board meetings per year, each director in attendance will receive a meeting fee of $2,000. There will be no meeting fees for any special committee meetings.

STOCK OPTIONS

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Under the 2006 Equity Incentive Plan (“2006 Plan”), all director equity awards are discretionary. From time to time, the Compensation Committee will review the status of Board compensation in relation to other similarly situated U.S. public companies.